EXHIBIT 99



                  Tuesday, January 12, 1999

                  Emily Harrison, 303-965-3235



           Jerry O. Williams retires from U S WEST Board of Directors

           -- After 10-year term, Williams says it's time to make room for new leadership --


DENVER -- After serving for more than ten years on U S WEST's Board of Directors, Jerry O. Williams announced his retirement from the board. Williams is President and Chief Executive Officer of Grand Eagle Companies, Inc., a private investment group based in Chicago. He was elected to the old U S WEST board in 1988 and re-elected to the new U S WEST board in 1998 after the June 12 split creating the new U S WEST and MediaOne.


"I leave the U S WEST Board of Directors with a strong sense of satisfaction regarding the contributions I have made and the results the Company has achieved," Jerry Williams said. "U S WEST shareholders have experienced a seven-fold increase in their return since 1988, and the company has embarked on exciting new initiatives that will benefit both customers and shareholders. I'm very proud of that."


"I strongly believe and am often quoted that the effective tenure of a CEO or a member of the Board of Directors of a company is seven to ten years. A person then needs to step aside to let new leadership with a different perspective and new energy forge to the forefront and revitalize the company," said Williams.


Williams, who is 60, received a Bachelor of Arts degree in mathematics from DePauw University and a Bachelor of Science degree in electrical engineering from Purdue University. He also has a Master of Science degree in operations research and systems engineering from the University of Pennsylvania.


U S WEST (NYSE:USW) provides a full range of telecommunications services - including wireline, wireless PCS, data networking, directory and information services - to more than 25 million customers nationally and in 14 western and midwestern states. More information about U S WEST can be found on the Internet at http://www.uswest.com.

                                       ###